LEE ENTERPRISES, INCORPORATED

PART I.  EXHIBIT 11

Computation of Earnings Per Common Share
(In Thousands Except Per Share Amounts)


                                                                  Three
                                                              Months Ended
                                                              December 31,
                                                          -------------------
                                                             1997      1996
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Numerator, net income applicable to common shares         $ 16,584   $ 19,108
                                                          -------------------

Denominator:
   Basic - weighted average shares outstanding ...          45,316     46,869
   Dilutive effect of employee stock options .....             709        886
                                                          -------------------
   Diluted outstanding shares ....................          46,025     47,755
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Basic earnings per share .........................        $   0.37   $   0.41
Diluted earnings per share .......................            0.36       0.40